Exhibit 10.9

Suita City Junior High School Club Activity Management and Operation Contract

1.	Name of commissioned business: Management and operation of club activities at Suita City Junior High Schools
2.	Place: As per specifications
3.	Performance Period:	From February 22, 2024 Until March 31, 2026
4.

Commission fee: 37,640,296 yen

(the amount of consumption tax and local consumption tax on transactions is 3,421,846 yen)

(breakdown) Fiscal Year 2024     18,875,148 yen

(including consumption tax and local consumption tax)

Fiscal Year 2025     18,765,148 yen

(including consumption tax and local consumption tax)

5.

Contract Guarantee:

■ Article 3, Paragraph 1, Item 1

(The amount of the contract guarantee, etc. shall be equal to or more than 5/100 of the service commission fee.)

☐ Exemption Article 3 is not applicable

6.	Special Notes: Regarding the handling of personal information, please refer to the Specifications [Appendix 5] “Handling of Retained Personal Information “Relevant Special Notes” shall apply.

Regarding the above commissioned work, Suita City (hereinafter referred to as the “Client”) and Leifras Co., Ltd. (hereinafter referred to as the “Contractor”) will enter into a commission agreement based on the following clauses and will perform the contract in good faith.

As proof of this contract, two copies of this document will be prepared, and the Purchaser and the Contractor will each retain one copy after signing and sealing it.

February 22, 2024

Client: Suita City

Representative: Suita City Mayor Keiji Goto

Contractor: address: 4-20-3 Ebisu, Shibuya - ku, Tokyo

Yebisu Garden Place Tower 17F

Trade name Leifras Co., Ltd.

Representative: Director Kiyotaka Ito

(General Provisions)

Article 1 The Contractor shall perform the commissioned work (hereinafter referred to as the “Commissioned Work”) in accordance with the attached specifications (hereinafter referred to as the “Specifications, etc.”) and within the performance period (hereinafter referred to as the “Performance Period”) at the commission fee (hereinafter referred to as the “Commission Fee”).

2	If there are any measures not specified, the Ordering Party and the Contractor shall decide them through consultation.

(Legal Responsibility)

Article 2 The Contractor shall comply with the Labor Standards Act (Act No. 49, 1947), the Minimum Wage Act (Act No. 137, 1959), the Industrial Safety and Health Act (Act No. 57, 1972), and other related laws and regulations when performing this commissioned work.

(Guarantee of Contract)

Article 3 The Contractor shall provide one of the following guarantees at the same time as concluding this contract.

(1)	Payment of the contract guarantee

(2)	Provision of securities, etc. as collateral in lieu of the contract guarantee

(3)	Guarantee by a bank, financial institution, or guarantee company deemed reliable by the client (guarantee company as defined in Article 2, Paragraph 4 of the Law Concerning Advance Payment Guarantee Business for Public Works (Law No. 184 of 1952) (hereinafter the same) that guarantees the payment of damages arising from non-performance of obligations under this contract

(4)	Guarantee by a public works performance guarantee bond that guarantees the performance of obligations under this contract

(5)	Conclusion of a performance guarantee insurance contract to indemnify damages arising from non-performance of obligations under this contract

2	The amount of the contract guarantee, the value of the collateral (in the case of securities, 8/10 of the current value), the amount of the guarantee, or the amount of the insured shall be at least 5/100 of the service fee. However, this does not apply when the client deems it particularly necessary.

3	If the Contractor provides any of the guarantees set forth in paragraph 1, items 3 to 5, the said guarantees must also cover the case of termination of the contract by any of the parties specified in Article 18, paragraph 2.

(Transfer of rights and obligations, etc.)

Article 4 The Contractor’s rights or obligations arising from this contract may not be transferred or inherited by a third party. However, this does not apply if the Contractor obtains prior written consent from the Ordering Party.

(Prohibition of subcontracting and submission of pledges, etc.)

Article 5 In principle, the Contractor must not subcontract the commissioned work to a third party (hereinafter referred to as “subcontracting”). However, this does not apply if the prior consent of the Ordering Party is obtained.

2	When the Contractor wishes to obtain consent for subcontracting pursuant to the provisions of the preceding paragraph, the Contractor must submit an application in writing that clearly indicates the name of the subcontractor, the reason for subcontracting, the content to be processed through subcontracting, and the method of management and supervision of the performance status of the subcontractor.

3	The Ordering Party who receives the application under the provisions of the preceding paragraph must notify the Contracting Party in writing whether or not he/she accepts the application. If he/she does not accept the application, he/she must specifically state the reason for not accepting the application.

4	The Contracting Party who has obtained approval for the subcontracting shall ensure that the subcontractor complies with all obligations under this contract and shall be responsible to the Ordering Party for all actions of the subcontractor related to the Work and their results.

5	The Contracting Party shall manage and supervise the subcontractor’s performance status and shall report the status of management and supervision as required upon the Ordering Party’s request.

6	The Contracting Party shall collect a pledge from the subcontractor stating that the subcontractor is not a member of or closely related to an organized crime group as stipulated in Article 8, Paragraph 2 of the Suita City Ordinance on the Exclusion of Organized Crime Groups (Suita City Ordinance No. 50 of 2012) and submit it to the Ordering Party. However, this does not apply if the contract amount with the subcontractor is less than 5 million yen.

7	The Contractor must not subcontract with a person who has been subject to a suspension of bidding under the Suita City Suspension of Bidding Measures Guidelines (enacted on April 1, 2004), a person who has been excluded from bidding under the Suita City Guidelines for Measures to Exclusion of Organized Crime Groups in Contracts for Public Works, etc. and Sale, etc. (enacted on November 13, 2012), or a person who falls under any of the items of Article 15-3.

8	If the Contractor has subcontracted with a person who has been excluded from bidding or a person who falls under any of the items of Article 15-3, the Purchaser may request the Contractor to terminate the contract.

9	In the event of termination of the contract pursuant to the provisions of the preceding paragraph, the Contractor shall bear all responsibility.

(Use of patents, etc.)

Article 6 If the Contractor uses a performance method that is subject to a patent or other third party rights in the performance of this commissioned work, the Contractor shall bear all responsibility for such use.

(Investigation of the Commissioned Work, etc.)

Article 7 If the Purchaser deems it necessary, the Purchaser may investigate or request a report on the status of the commissioned work.

(Changes in the content of the work, etc.)

Article 8 If necessary, the Purchaser may change the content of the commissioned work or temporarily suspend the commissioned work. In this case, if it is necessary to change the commission fee or performance period, the Purchaser and the Contractor shall consult and determine this in writing.

(Extension of performance)

Article 9 If the Contractor becomes aware that it is unable to complete the commissioned work within the performance period due to reasons beyond its control, it may request an extension of the performance period from the Ordering Party in writing, stating the reasons for such request without delay. However, the number of days of such extension shall be determined through consultation between the Ordering Party and the Contractor.

(Liability for damages incurred in the course of business)

Article 10 The Contractor shall bear damages incurred in the course of business (including damages incurred to third parties) only if the damages are incurred due to reasons attributable to the Contractor. However, such damages are not attributable to the Client.

(Late penalty in case of delayed performance)

Article 11 If the Contractor is unable to complete the commissioned work within the performance period due to reasons attributable to the Contractor, and if the Contractor is likely to complete the work within a period that the Client deems appropriate after the performance period has elapsed, the Client may collect a late penalty and extend the performance period.

2	The amount of the late penalty stipulated in the preceding paragraph shall be calculated based on the commission fee at the rate of late penalty stipulated in the Suita City Financial Regulations (Suita City Regulations No. 14 of 1964).

(Inspection)

Article 12 When the Contractor completes the commissioned work for each month, the Contractor must submit a work report to the Client without delay.

(Payment of the commission fee)

Article 13 The Contractor shall request the Ordering Party to pay the commission fee set forth in the preamble once a month, divided by the number of months in the performance period. However, if the amount has a fraction of less than 1 yen, the total fraction shall be added to the first payment and requested.

2	If a month is less than one month due to the termination of the contract or other reasons, the commission fee for that month shall be calculated on a pro rata basis.

3	When a payment request is made under paragraph 1, the Ordering Party must pay within 30 days from that date.

(Ownership of rights)

Article 14 All rights regarding the deliverables received from the Contractor shall belong to the Ordering Party.

(Orderer’s right to terminate)

Article 15 If the Contractor falls under any of the following items, the Orderer may demand performance within a reasonable period of time, and may terminate this contract if the Contractor fails to perform within that period. However, this does not apply if the non-performance of the obligation upon the expiration of that period is minor in light of this contract and accepted business practices.

(1)	When the Contractor does not commence the commissioned work without a valid reason.

(2)	When it is deemed that the Contractor will not be able to complete the commissioned work within the period.

(3)	When the Contractor violates this contract.

Article 15-2 The Purchaser may immediately terminate this Contract if the Contractor falls under any of the following items.

(1)	When the Contractor has violated this Contract and it is deemed that the purpose of the contract cannot be achieved due to the violation.

(2)	When the Purchaser requests termination of the Contract without complying with the provisions of Article 16.

(3)	When the Fair Trade Commission has issued an exclusion order pursuant to Article 49 of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947) (or, in cases where no exclusion order has been issued, a payment order pursuant to Article 62 Paragraph 1 of the same Act) on the grounds that the Contractor has committed a violation and this has become final.

(4)	When the sentence pursuant to Article 96-6 or Article 198 of the Penal Code (Act No. 45 of 1907) against a Contractor’s informant (in cases where the Contractor is a corporation, its officer or employee) has become final.

Article 15-3 The Ordering Party may immediately terminate this contract if the Contractor falls under any of the following items.

(1)	When an Officer, etc. (meaning the Contractor itself if the Contractor is an individual, or when the Contractor is a corporation, the officer of the corporation or the person representing its branch office or business office (meaning the office that enters into the regular work contract)) or a person who is effectively participating in the management is deemed to be a member of an organized crime group.

(2)	When an Officer, etc. or a person who is effectively participating in the management is deemed to have used an organized crime group (meaning an organized crime group as defined in Article 2, Paragraph 2 of the Law Concerning the Prevention of Unjust Acts by Organized Crime Group Members (Law No. 77 of 1991); the same applies below) or a member of an organized crime group with the purpose of obtaining wrongful benefits for himself, his company or a third party, or for the purpose of causing damage to a third party.

(3)	When an Officer, etc. or a person who is effectively participating in the management is deemed to have wrongfully provided monetary or other property benefits to an organized crime group or a member of an organized crime group, regardless of the name used.

(4)	When an officer, etc., or a person who is in fact participating in management is deemed to have a socially reprehensible relationship with an organized crime group or an organized crime member.

(5)	When, in the case of a contract to delegate or subcontract to a third party pursuant to the provisions of Article 5, Paragraph 2, it is deemed that a contract was concluded with the other party to the contract, knowing that the other party to the contract is a person who commits any of the acts prescribed in Items 1 to the preceding paragraphs.

Article 15-4 Until the commissioned work is completed, the Ordering Party may cancel the contract when necessary, in addition to the provisions of Articles 15, 15-2, and the previous article.

2	If the contract is cancelled pursuant to the provisions of the previous paragraph or the next article, and the Contractor has already completed part of the commissioned work, the Ordering Party shall pay to the Contractor the service commission fee corresponding to that part.

(Contractor’s right to terminate the contract)

Article 16 The Contractor may terminate the contract in consultation with the Ordering Party if any of the following circumstances apply:

(1)	When the Contracting Party has changed the content of the commissioned work in accordance with the provisions of Article 9, resulting in a reduction of two-thirds or more of the commission fee set forth above.

(2)	When the Ordering Party has violated the contract, and this violation has made it impossible to complete the commissioned work.

(Schedule of compensation in case of collusion or other misconduct)

Article 17 If the Contractor falls under either Article 15-2, item 3 or 4, in relation to this contract, the Contractor shall pay compensation in an amount equivalent to 100% of the commission fee within the period designated by the Contractor, regardless of whether the Ordering Party has become aware of the contract or not. However, this does not apply if the Contractor’s sentence under Article 198 of the Penal Code, as set forth in Article 15-2, item 4, is finalized.

2	The provisions of the preceding paragraph shall apply even after the performance of this contract is completed.

3	The provisions of paragraph 1 shall not prevent the Ordering Party from claiming compensation from the Contractor for the amount of damages in excess of the amount of damages set forth in the same paragraph.

(Penalty in the event of contract termination, etc.)

Article 18 In the event of any of the following, the Contractor shall pay a penalty equivalent to 5/100 of the commission fee within the period designated by the Ordering Party.

(1)	In the event that the Ordering Party terminates this contract based on the provisions of Article 15, Article 15-2, or Article 15-3.

(2)	In the event that the Contractor refuses to perform its obligations or is unable to perform its obligations due to reasons attributable to the Contracting Party.

2	In the event that any of the following persons terminates this contract, it shall be deemed to be a case falling under item 2 of the preceding paragraph.

(1)	In the event that a decision is made to commence bankruptcy proceedings against the Contractor, a bankruptcy trustee appointed pursuant to the provisions of the Bankruptcy Act (Law No. 75 of 2004)

(2)	In the event that a decision is made to commence rehabilitation proceedings against the Contractor, a trustee appointed pursuant to the provisions of the Corporate Reorganization Act (Law No. 154 of 2002)

(3)	In the event that a decision is made to commence rehabilitation proceedings against the Contractor, a rehabilitation debtor, etc. appointed pursuant to the provisions of the Civil Rehabilitation Act (Law No. 225 of 1999)

3	In the case of paragraph 1, if a contract guarantee such as the payment of a contract guarantee or the provision of collateral is provided pursuant to the provisions of Article 3, the Ordering Party may use the contract guarantee, collateral, guarantee paid by a guarantee company, or insurance paid by a guarantee company to cover the penalty.

4	The provisions of paragraph 1 and the preceding paragraph shall not prevent the Ordering Party from claiming compensation from the Contractor for the amount of the penalty in excess of the amount of actual damages incurred by the Ordering Party in excess of the amount of the penalty set forth in paragraph 1.

(Deduction of penalty, etc.)

Article 19 If the Contractor fails to pay penalty, etc. under this contract within the period specified by the Ordering Party, the Ordering Party shall deduct the amount from the contract fee, and if there is still a shortfall, collect the amount.

(Confidentiality)

Article 20 The Contractor shall not disclose to others any secrets, such as estimates, that the Contractor has learned in the course of processing the commissioned work.

2	The Contractor shall not allow others to view, copy, or transfer copies of the deliverables (including records obtained in the course of performing the commissioned work, etc.).

(Employee training)

Article 21 The Contractor shall provide training on the content of the work, hospitality, human rights awareness, and emergency response measures such as fires and earthquakes, and other training necessary for the performance of the work, to employees engaged in the commissioned work.

(Supplementary provisions)

Article 22 Any matters not specified in this contract shall be determined in accordance with the provisions of Suita City Financial Regulations, and any matters not specified in the regulations shall be determined through consultation between the Ordering Party and the Contracting Party.